Exhibit 12

Bank of Hawaii Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

			Nine Months Ended
			September 30,
(dollars in thousands)		2009		2008
Earnings:
Income Before Provision for Income Taxes		$153,216		$210,532
Add:	Fixed Charges Including Interest on Deposits	67,518		102,992
	Interest on Uncertain Tax Positions	—		(5,700)
Total Earnings Including Fixed Charges and Interest on Deposits
	and Interest on Uncertain Tax Positions	220,734		307,824
Less:	Interest on Deposits	43,741		65,439
	Interest on Uncertain Tax Positions	—		(5,700)
Total Earnings Excluding Interest on Deposits		$176,993		$248,085

Fixed Charges:
Fixed Charges Including Interest on Deposits		$67,518		$102,992
Add:	Interest on Uncertain Tax Positions	—		(5,700)
Total Fixed Charges Including Interest on Deposits
	and Interest on Uncertain Tax Positions	67,518		97,292
Less:	Interest on Deposits	43,741		65,439
	Interest on Uncertain Tax Positions	—		(5,700)
Total Fixed Charges Excluding Interest on Deposits		$23,777		$37,553

Ratio of Earnings to Fixed Charges:
Including Interest on Deposits and Interest on Uncertain Tax Positions		3.3	x	3.2	x
Excluding Interest on Deposits and Interest on Uncertain Tax Positions		7.4	x	6.6	x